Exhibit 99.1

Verra Mobility Announces Fourth Quarter and Full Year 2023 Financial Results

•
Full year 2023 revenue of $817.3 million
•
Full year 2023 net income of $57.0 million
•
Full year 2023 cash flows from operations of $206.1 million

MESA, Ariz., February 29, 2024 /PRNewswire/ – Verra Mobility Corporation (NASDAQ: VRRM), a leading provider of smart mobility technology solutions, announced today the financial results for the fourth quarter and full year ended December 31, 2023.

“We delivered fantastic results for the fourth quarter, highlighted by robust revenue and Adjusted EBITDA performance,” said David Roberts, President and CEO, Verra Mobility. “Our strong results are aligned with three macro trends across our operating segments: First, we’re seeing strong travel demand by both consumers and businesses, particularly in the United States. The second macro trend is the continued push for safer roads and communities, which drives demand for investments in automated safety enforcement. And lastly, the complexities surrounding university and municipality parking create opportunities that we address and solve through our software-enabled parking management solutions.”

Fourth Quarter 2023 Financial Highlights

•
Revenue: Total revenue for the fourth quarter of 2023 was $211.0 million, an increase of 13% compared to $186.1 million for the fourth quarter of 2022. Service revenue growth was 13% due to increases in travel volume and related tolling activity in the Commercial Services segment which grew 16%, and the growth in service revenue from our Government Solutions segment, which increased 10% and was driven by the expansion of speed programs. Parking Solutions service revenue increased 10% due to increases in our software as a service (SaaS) product offerings and various services related to parking management solutions.
•
Net income: Net income for the fourth quarter of 2023 was $3.0 million, or $0.02 per share, based on 168.6 million diluted weighted average shares outstanding. Net income for the comparable 2022 period was $28.2 million, or $0.13 per share, based on 154.8 million diluted weighted average shares outstanding.
•
Adjusted Earnings Per Share (EPS): Adjusted EPS for the fourth quarter of 2023 was $0.24 per share compared to $0.25 per share for the fourth quarter of 2022.
•
Adjusted EBITDA: Adjusted EBITDA was $91.3 million for the fourth quarter of 2023 compared to $83.6 million for the same period last year. Adjusted EBITDA margin was 43% of total revenue for 2023 and 45% for 2022.

We report our results of operations based on three operating segments:

•
Commercial Services offers automated toll and violations management and title and registration solutions to rental car companies, fleet management companies and other large fleet owners.
•
Government Solutions delivers automated safety solutions to municipalities, school districts and government agencies, including services and technology that enable photo enforcement cameras to detect and process traffic violations related to speed, red-light, school bus and city bus lane management.
•
Parking Solutions provides an integrated suite of parking software, transaction processing and hardware solutions to universities, municipalities, parking operators, healthcare facilities and transportation hubs in the United States and Canada.

Fourth Quarter 2023 Segment Detail

•
The Commercial Services segment generated total revenue of $94.5 million, a 16% increase compared to $81.6 million in the same period in 2022. Segment profit was $62.2 million, a 27% increase from $49.0 million in the prior year. The increases in revenue and profit compared to the prior period resulted from increased travel volume and the continued adoption of the all-inclusive fee structure for our rental car company customers as well as the increase in enrolled vehicles and higher tolling activity for our fleet management company customers. The segment profit margin was 66% for 2023 and 60% for 2022.
•
The Government Solutions segment generated total revenue of $94.0 million, an 11% increase compared to $84.6 million in the same period in 2022. The increase was due to a 10% increase in recurring service revenue over the prior year quarter, primarily driven by the expansion of speed programs. The segment profit was $24.1 million in 2023 compared to $30.7 million in the prior year with segment profit margins of 26% for 2023 and 36% for 2022. The decrease in segment profit is primarily attributable to a $3.9 million installation and service parts write-down as well as increased operating expenses associated with enhancing customer-facing platforms and systems.
•
The Parking Solutions segment generated total revenue of $22.5 million, a 13% increase compared to $19.9 million in the same period in 2022 partly due to an increase in one-time product sales and professional services compared to the prior year quarter. The segment profit was $5.0 million compared to $3.9 million in the prior year with segment profit margins of 22% for 2023 and 20% for 2022. The increase in segment profit is primarily attributable to an increase in our gross profit margin for professional services, software as a service product offerings and citation processing services related to parking management solutions.

Full Year 2023 Financial Highlights

•
Revenue: Total revenue for fiscal year 2023 was $817.3 million, an increase of 10% compared to $741.6 million for fiscal year 2022. Service revenue growth was 13% due to increases in travel volume and related tolling activity in the Commercial Services segment, which grew 14%, and the growth in service revenue from our Government Solutions segment, which increased 12% and was driven by the expansion of speed programs. Parking Solutions service revenue increased 8% due to increases in our professional services and SaaS product offerings related to parking management solutions.
•
Net Income: Net income for fiscal year 2023 was $57.0 million, or $0.36 per share, based on 160.0 million diluted weighted average shares outstanding. Net income for the comparable 2022 period was $92.5 million, or $0.50 per share, based on 159.0 million diluted weighted average shares outstanding.
•
Adjusted EPS: Adjusted EPS for fiscal year 2023 was $1.08 per share compared to $1.02 per share for the fiscal year 2022.
•
Adjusted EBITDA: Adjusted EBITDA was $371.5 million for fiscal year 2023, compared to $338.5 million for fiscal year 2022. Adjusted EBITDA margin was 45% of total revenue for fiscal year 2023 and 46% for 2022.

Liquidity: As of December 31, 2023, cash and cash equivalents were $136.3 million, and we generated $206.1 million in cash flows from operations for the fiscal year ended December 31, 2023.

Interest Rate Swap

In December 2022, we entered into a cancellable interest rate swap agreement to hedge our exposure to interest rate fluctuations associated with the LIBOR (now transitioned to Term Secured Overnight Financing Rate) portion of the variable interest rate on our 2021 Term Loan. Under the interest rate swap agreement, we pay a fixed rate of 5.17% and the counterparty pays a variable interest rate which is net settled. The notional amount on the interest rate swap is $675.0 million. We have the monthly option to terminate the interest rate swap agreement until December 2025 in the event interest rates decrease. Any changes in the fair value of the derivative instrument (including accrued interest) and related cash payments are recorded in the condensed consolidated statements of operations within the loss (gain) on interest rate swap line item. We recorded a $2.8 million loss during the three months ended December 31, 2023, of which approximately $3.0 million is associated with the derivative instrument re-measured to fair value at the end of the reporting period, netted by $0.2 million related to the net cash received. We recorded a $0.8 million loss during fiscal year 2023, of which approximately $(0.3) million is associated with the derivative instrument re-measured to fair value at the end of the reporting period, netted by $1.1 million related to the monthly cash payments. We recorded a gain of $1.0 million during fiscal year 2022 associated with the derivative instrument re-measured to fair value.

Warrants

During fiscal year 2023, we processed the exercise of approximately 20 million warrants in exchange for the issuance of 16,273,406 shares of Class A Common Stock. There were 14,035,449 shares issued on a cash-basis resulting in the receipt of $161.4 million in cash proceeds during fiscal year 2023.

Share Repurchases

In November 2022, our Board of Directors authorized a share repurchase program for up to an aggregate amount of $100.0 million of our outstanding shares of Class A Common Stock over an 18-month period in open market, accelerated share repurchase (“ASR”) or privately negotiated transactions, each as permitted under applicable rules and regulations, any of which may use pre-arranged trading plans that are designed to meet the requirements of Rule 10b5-1 of the Securities Exchange Act of 1934, as amended ( the "Exchange Act").

We paid $8.1 million to repurchase 449,432 shares of our Class A Common Stock through open market transactions during the third quarter of fiscal year 2023, which we subsequently retired. On September 5, 2023, we used the remaining availability under the share repurchase program for an ASR and paid approximately $91.9 million to receive an initial delivery of 4,131,551 shares of our Class A Common Stock in accordance with an ASR agreement with a third-party financial institution. The final settlement occurred on January 12, 2024, at which time, we received 534,499 additional shares calculated using a volume-weighted average price over the term of the ASR agreement. We paid a total of $100.0 million for shares repurchases during the year ended December 31, 2023.

New Share Repurchase Program

In October 2023, our Board of Directors approved a stock repurchase program, which authorizes us to repurchase up to $100.0 million of our Class A Common Stock over an 18-month period from time to time in open market transactions, ASR or in privately negotiated transactions, each as permitted under applicable rules and regulations. Repurchases may be conducted and may be suspended or terminated at any time without notice. The extent to which we repurchase shares of our Class A Common Stock and the timing of such purchases will depend upon market conditions, our capital position, and other considerations as may be considered by us. Repurchases may also be made pursuant to a trading plan under Rule 10b5-1 under the Exchange Act, which would permit shares to be repurchased when we might otherwise be precluded from doing so because of self-imposed trading blackout periods or other regulatory restrictions. The timing and actual number of shares repurchased will depend on a variety of factors, including price, general business and market conditions, and alternative investment opportunities. The repurchase program will be executed consistent with our capital allocation strategy, which will continue to prioritize investments to grow the business.

Legal Proceedings

On November 2, 2020, PlusPass, Inc. (“PlusPass”) commenced an action in the United States District Court, Central District of California, against Verra Mobility, The Gores Group LLC, Platinum Equity LLC, and ATS Processing Services, Inc., alleging civil violations of Section 7 of the Clayton Antitrust Act of 1914 and Sections 1 and 2 of the Sherman Act. In February 2024, we entered into a confidential business arrangement to acquire certain assets from PlusPass and fully and finally resolve all litigation and disputes between the parties. We accrued $31.5 million for this matter at December 31, 2023, which is presented within selling, general and administrative expenses in the condensed consolidated statements of operations for the year ended December 31, 2023.

2024 Full Year Guidance

Any guidance that we provide is subject to change as a variety of factors can affect actual operating results. Certain of the factors that may impact our actual operating results are identified below in the safe harbor language included within Forward-Looking Statements of this press release.

We are providing the following forward-looking guidance, which includes Adjusted EBITDA, Adjusted EPS, and Adjusted Free Cash Flow, all of which are non-GAAP financial measures (defined below):

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Total revenue of $865 million to $880 million
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Adjusted EBITDA of $395 million to $405 million
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Adjusted EPS of $1.15 to $1.20
•
Adjusted Free Cash Flow of $155 million to $165 million

Conference Call Details

Date: February 29, 2024

Time: 5:00 p.m. Eastern Time

U.S. and Canadian Callers Dial-in: 1-888-886-7786

Outside of U.S. and Canada Dial-in: 1-416-764-8658 for international callers with conference ID 36121812

Request a return call: Available by clicking on the following link and requesting a return call: callme.viavid.com

Webcast Information: Available live in the “Investor Relations” section of our website at http://ir.verramobility.com.

An audio replay of the call will also be available until 11:59 p.m. ET on March 14, 2024, by dialing 1-844-512-2921 for the U.S. or Canada, and 1-412-317-6671 for international callers and entering passcode 36121812. In addition, an archived webcast will be available in the “News & Events” section of the Investor Relations website at http://ir.verramobility.com.

About Verra Mobility

Verra Mobility is a leading provider of smart mobility technology solutions that make transportation safer, smarter and more connected. We sit at the center of the mobility ecosystem, bringing together vehicles, hardware, software, data and people to enable safe, efficient solutions for customers globally. Our transportation safety systems and parking management solutions protect lives, improve urban and motorway mobility and support healthier communities. We also solve complex payment, utilization and compliance challenges for fleet owners and rental car companies. We are headquartered in Arizona, and operate in North America, Europe, Asia and Australia. For more information, please visit www.verramobility.com.

Forward-Looking Statements

This press release contains forward-looking statements which address our expected future business and financial performance, and may contain words such as “goal,” “target,” “future,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “project,” “may,” “should,” “will” or similar expressions. Examples of forward-looking statements include, among others, statements regarding the changes and trends in the market for our products and services, expected operating results, such as revenue growth, expansion plans and opportunities, and earnings guidance related to 2024 financial and operational metrics. Forward-looking statements involve risks and uncertainties and a number of factors could cause actual results to differ materially from those currently anticipated. These factors include, but are not limited to, economic and geopolitical conditions; customer concentration, demand and spending; new and emerging technologies; cybersecurity risks; our ability to manage our substantial level of indebtedness; risks and uncertainties related to our government contracts, including legislative changes, termination rights, delays in payments, audits and investigations; legislative changes; our reliance on a limited number of third-party vendors and service providers; and other risks and uncertainties indicated from time to time in documents we filed or will file with the Securities and Exchange Commission (the “SEC”). In addition, no assurance can be given that any plan, initiative, projection, goal, commitment, expectation, or prospect set forth in this release can or will be achieved. This press release should be read in conjunction with the information included in our other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.

Additional Information

We periodically provide information for investors on our corporate website, www.verramobility.com, and our investor relations website, ir.verramobility.com.

We intend to use our website as a means of disclosing material non-public information and for complying with disclosure obligations under Regulation FD. Accordingly, investors should monitor our website, in addition to following our press releases, SEC filings and public conference calls and webcasts.

Non-GAAP Financial Measures

In addition to disclosing financial results that are determined in accordance with U.S. generally accepted accounting principles (“GAAP”), we also disclose certain non-GAAP financial information in this press release. These financial measures are not recognized measures under GAAP and are not intended to be, and should not be, considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Free Cash Flow, Adjusted Net Income, Adjusted EPS and Adjusted EBITDA Margin are non-GAAP financial measures as defined by SEC rules. These non-GAAP financial measures may be determined or calculated differently by other companies. As a result, they may not be comparable to similarly titled performance measures presented by other companies. Reconciliations of these non-GAAP measurements to the most directly comparable GAAP financial measurements have been provided in the financial statement tables included in this press release, and investors are encouraged to review the reconciliations.

We are not providing a quantitative reconciliation of Adjusted EBITDA, Adjusted EPS, or Adjusted Free Cash Flow which are included in our 2024 financial guidance above, in reliance on the “unreasonable efforts” exception for forward-looking non-GAAP measures set forth in SEC rules because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated without unreasonable effort and expense. In this regard, we are unable to provide a reconciliation of forward-looking Adjusted EBITDA to GAAP net income as well as Adjusted EPS to net income per share, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Due to the uncertainty of estimates and assumptions used in preparing forward-looking non-GAAP measures, we caution investors that actual results could differ materially from these non-GAAP financial projections.

We use these non-GAAP financial metrics to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors. In addition, we also believe that these non-GAAP measures provide useful information to investors regarding financial and business trends related to our results of operations and that when non-GAAP financial information is viewed with GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance. These non-GAAP measures have certain limitations as analytical tools and should not be used as substitutes for net income, cash flows from operations, earnings per share or other consolidated income or cash flow data prepared in accordance with GAAP.

EBITDA and Adjusted EBITDA

We define EBITDA as net income adjusted to exclude interest expense, net, income taxes, depreciation and amortization. Adjusted EBITDA further excludes certain non-cash expenses and other transactions that management believes are not indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA, as defined, exclude some but not all items that affect our cash flow from operating activities.

Free Cash Flow

We define “Free Cash Flow” as cash flow from operations less capital expenditures.

Adjusted Free Cash Flow

We define Adjusted Free Cash Flow as Free Cash Flow which further excludes certain one-time and non-recurring items (for example, the PlusPass legal settlement).

Adjusted Net Income

We define “Adjusted Net Income” as net income adjusted to exclude amortization of intangibles and certain non-cash or non-recurring expenses.

Adjusted EPS

We define “Adjusted EPS” as Adjusted Net Income divided by the diluted weighted average shares for the period.

Adjusted EBITDA Margin

We define “Adjusted EBITDA Margin” as Adjusted EBITDA as a percentage of total revenue.

VERRA MOBILITY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except per share data)	December 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$136,309	$105,204
Restricted cash	3,413	3,911
Accounts receivable (net of allowance for credit losses of $18.5 million and $15.9 million at December 31, 2023 and 2022, respectively)	197,824	163,786
Unbilled receivables	37,065	30,782
Inventory	17,966	19,307
Prepaid expenses and other current assets	46,961	39,604
Total current assets	439,538	362,594
Installation and service parts, net	22,895	22,923
Property and equipment, net	123,248	109,775
Operating lease assets	33,523	37,593
Intangible assets, net	301,025	377,420
Goodwill	835,835	833,480
Other non-current assets	33,919	12,484
Total assets	$1,789,983	$1,756,269
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$78,749	$79,869
Deferred revenue	28,788	31,164
Accrued liabilities	93,119	48,847
Tax receivable agreement liability, current portion	5,098	4,994
Current portion of long-term debt	9,019	21,935
Total current liabilities	214,773	186,809
Long-term debt, net of current portion	1,029,113	1,190,045
Operating lease liabilities, net of current portion	29,124	33,362
Tax receivable agreement liability, net of current portion	48,369	50,900
Private placement warrant liabilities	—	24,066
Asset retirement obligations	14,580	12,993
Deferred tax liabilities, net	18,360	21,149
Other long-term liabilities	14,197	5,875
Total liabilities	1,368,516	1,525,199
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.0001 par value	—	—
Common stock, $0.0001 par value	17	15
Common stock contingent consideration	—	36,575
Additional paid-in capital	557,513	305,423
Accumulated deficit	(125,887)	(98,078)
Accumulated other comprehensive loss	(10,176)	(12,865)
Total stockholders' equity	421,467	231,070
Total liabilities and stockholders' equity	$1,789,983	$1,756,269

VERRA MOBILITY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share data)	2023	2022	2023	2022
Service revenue	$201,818	$178,965	$783,595	$695,218
Product sales	9,195	7,105	33,715	46,380
Total revenue	211,013	186,070	817,310	741,598
Cost of service revenue, excluding depreciation and amortization	4,514	4,694	18,232	16,330
Cost of product sales	7,022	5,294	25,231	30,932
Operating expenses	76,915	59,529	273,288	226,324
Selling, general and administrative expenses	73,056	40,220	198,550	163,133
Depreciation, amortization and (gain) loss on disposal of assets, net	26,177	34,293	113,195	140,174
Total costs and expenses	187,684	144,030	628,496	576,893
Income from operations	23,329	42,040	188,814	164,705
Interest expense, net	20,859	20,348	86,701	69,372
Change in fair value of private placement warrants	—	(9,267)	24,966	(14,400)
Tax receivable agreement liability adjustment	(3,077)	245	(3,077)	(720)
Loss (gain) on interest rate swap	2,764	(996)	817	(996)
Loss (gain) on extinguishment of debt	—	—	3,533	(3,005)
Other income, net	1,643	(3,287)	(11,123)	(12,654)
Total other expenses	22,189	7,043	101,817	37,597
Income before income taxes	1,140	34,997	86,997	127,108
Income tax (benefit) provision	(1,882)	6,779	29,982	34,633
Net income	$3,022	$28,218	$57,015	$92,475
Other comprehensive income (loss):
Change in foreign currency translation adjustment	6,250	8,069	2,689	(7,771)
Total comprehensive income	$9,272	$36,287	$59,704	$84,704
Net income per share:
Basic	$0.02	$0.19	$0.36	$0.61
Diluted	$0.02	$0.13	$0.36	$0.50
Weighted average shares outstanding:
Basic	166,437	149,227	158,777	152,848
Diluted	168,585	154,825	160,017	159,026

VERRA MOBILITY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended December 31,
($ in thousands)	2023	2022
Cash Flows from Operating Activities:
Net income	$3,022	$28,218
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,232	33,390
Amortization of deferred financing costs and discounts	1,079	1,350
Change in fair value of private placement warrants	—	(9,267)
Tax receivable agreement liability adjustment	(3,077)	245
Loss (gain) on interest rate swap	3,041	(996)
Credit loss expense	1,501	3,589
Deferred income taxes	(19,801)	(45)
Stock-based compensation	5,130	3,007
Impairment of long-lived assets and ROU assets	4,280	—
Impairment on a privately-held equity investment	—	1,340
Other	53	1,030
Changes in operating assets and liabilities:
Accounts receivable	(6,605)	8,161
Unbilled receivables	3,277	2,269
Inventory	2,209	(1,254)
Prepaid expenses and other assets	(5,109)	(4,099)
Deferred revenue	(5,875)	(1,700)
Accounts payable and other current liabilities	23,453	8,491
Other liabilities	2,920	(4,168)
Net cash provided by operating activities	35,730	69,561
Cash Flows from Investing Activities:
Payments for interest rate swap	277	—
Purchase of intellectual property	(500)	—
Purchases of installation and service parts and property and equipment	(16,484)	(12,259)
Cash proceeds from the sale of assets	110	101
Net cash used in investing activities	(16,597)	(12,158)
Cash Flows from Financing Activities:
Repayment of long-term debt	(2,255)	(2,255)
Payment of debt issuance costs	(97)	(37)
Proceeds from exercise of stock options	3,074	337
Payment of employee tax withholding related to RSUs and PSUs vesting	(65)	(3,452)
Net cash provided by (used in) financing activities	657	(5,407)
Effect of exchange rate changes on cash and cash equivalents	1,602	1,490
Net increase in cash, cash equivalents and restricted cash	21,392	53,486
Cash, cash equivalents and restricted cash - beginning of period	118,330	55,629
Cash, cash equivalents and restricted cash - end of period	$139,722	$109,115

VERRA MOBILITY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Year Ended December 31,
($ in thousands)	2023	2022
Cash Flows from Operating Activities:
Net income	$57,015	$92,475
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	113,067	138,684
Amortization of deferred financing costs and discounts	4,679	5,472
Change in fair value of private placement warrants	24,966	(14,400)
Tax receivable agreement liability adjustment	(3,077)	(720)
Gain on interest rate swap	(320)	(996)
Loss (gain) on extinguishment of debt	3,533	(3,005)
Credit loss expense	9,054	14,481
Deferred income taxes	(27,037)	(17,355)
Stock-based compensation	17,476	16,663
Impairment of long-lived assets and ROU assets	4,280	—
Impairment on a privately-held equity investment	—	1,340
Other	359	1,654
Changes in operating assets and liabilities:
Accounts receivable	(42,459)	(17,685)
Unbilled receivables	(6,252)	(1,936)
Inventory	1,148	(10,310)
Prepaid expenses and other assets	(2,161)	4,306
Deferred revenue	(2,400)	4,591
Accounts payable and other current liabilities	50,512	6,513
Other liabilities	3,718	(1,435)
Net cash provided by operating activities	206,101	218,337
Cash Flows from Investing Activities:
Payment of contingent consideration	—	(647)
Payments for interest rate swap	(1,137)	—
Purchase of intellectual property	(500)	—
Purchases of installation and service parts and property and equipment	(56,985)	(48,186)
Cash proceeds from the sale of assets	332	241
Net cash used in investing activities	(58,290)	(48,592)
Cash Flows from Financing Activities:
Repayment on revolver	—	(25,000)
Repayment of long-term debt	(181,519)	(9,019)
Payment of debt issuance costs	(459)	(447)
Proceeds from the exercise of warrants	161,408	—
Share repurchases and retirement	(100,000)	(125,071)
Proceeds from exercise of stock options	5,919	1,334
Payment of employee tax withholding related to RSUs and PSUs vesting	(3,142)	(6,524)
Payment of contingent consideration	—	(205)
Net cash used in financing activities	(117,793)	(164,932)
Effect of exchange rate changes on cash and cash equivalents	589	(130)
Net increase in cash, cash equivalents and restricted cash	30,607	4,683
Cash, cash equivalents and restricted cash - beginning of period	109,115	104,432
Cash, cash equivalents and restricted cash - end of period	$139,722	$109,115

VERRA MOBILITY CORPORATION

ADJUSTED EBITDA RECONCILIATION (Unaudited)

	Three Months Ended December 31,		For the Year Ended December 31,
($ in thousands)	2023	2022	2023	2022
Net income	$3,022	$28,218	$57,015	$92,475
Interest expense, net	20,859	20,348	86,701	69,372
Income tax (benefit) provision	(1,882)	6,779	29,982	34,633
Depreciation and amortization	26,232	33,390	113,067	138,684
EBITDA	48,231	88,735	286,765	335,164
Transaction and other related expenses	145	(76)	629	3,381
Transformation expenses	935	604	3,241	1,113
Change in fair value of private placement warrants (i)	—	(9,267)	24,966	(14,400)
Legal settlement (ii)	31,500	—	31,500	—
Tax settlement payment related to a prior acquisition (iii)	5,652	—	5,652	—
Tax receivable agreement liability adjustment (iv)	(3,077)	245	(3,077)	(720)
Loss (gain) on interest rate swap (v)	2,764	(996)	817	(996)
Loss (gain) on extinguishment of debt (vi)	—	—	3,533	(3,005)
Stock-based compensation (vii)	5,130	3,007	17,476	16,663
Impairment on privately-held equity investment	—	1,340	—	1,340
Adjusted EBITDA	$91,280	$83,592	$371,502	$338,540

(i)
This consists of adjustments to the private placement warrants liability from the re-measurement to fair value at the end of each reporting period, or a final re-measurement upon their exercise.
(ii)
This relates to the PlusPass legal settlement further discussed above.
(iii)
This consists of a tax settlement adjustment related to an acquisition that was completed in 2018.
(iv)
This consists of adjustments made to our Tax Receivable Agreement liability due to changes in estimates.
(v)
Loss (gain) on interest rate swap is associated with the derivative instrument re-measured to fair value at the end of the reporting period offset by the related monthly cash payments.
(vi)
Loss (gain) on extinguishment of debt consists of the write-off of pre-existing original issue discounts and deferred financing costs associated with the early repayment of debt and the gain on extinguishment of debt in 2022 related to the forgiveness of the PPP loan.
(vii)
Stock-based compensation represents the non-cash charge related to the issuance of awards under the Verra Mobility Corporation 2018 Equity Incentive Plan.

FREE CASH FLOW (Unaudited)

	Three Months Ended December 31,		For the Year Ended December 31,
($ in thousands)	2023	2022	2023	2022
Net cash provided by operating activities	$35,730	$69,561	$206,101	$218,337
Purchases of installation and service parts and property and equipment	(16,484)	(12,259)	(56,985)	(48,186)
Free Cash Flow	$19,246	$57,302	$149,116	$170,151

ADJUSTED EPS (Unaudited)

	Three Months Ended December 31,		For the Year Ended December 31,
(In thousands, except per share data)	2023	2022	2023	2022
Net income	$3,022	$28,218	$57,015	$92,475
Amortization of intangibles	16,721	25,132	77,644	106,161
Transaction and other related expenses	145	(76)	629	3,381
Transformation expenses	935	604	3,241	1,113
Change in fair value of private placement warrants	—	(9,267)	24,966	(14,400)
Legal settlement	31,500	—	31,500	—
Tax settlement payment related to a prior acquisition	5,652	—	5,652	—
Tax receivable agreement liability adjustment	(3,077)	245	(3,077)	(720)
Tax receivable agreement imputed interest	(3,641)	—	(3,641)	—
Loss (gain) on extinguishment of debt	—	—	3,533	(3,005)
Change in fair value of interest rate swap	3,041	(996)	(320)	(996)
Stock-based compensation	5,130	3,007	17,476	16,663
Impairment on privately-held equity investment	—	1,340	—	1,340
Total adjustments before income tax effect	56,406	19,989	157,603	109,537
Income tax effect on adjustments	(19,568)	(8,855)	(42,105)	(40,423)
Total adjustments after income tax effect	36,838	11,134	115,498	69,114
Adjusted Net Income	$39,860	$39,352	$172,513	$161,589

Adjusted EPS	$0.24	$0.25	$1.08	$1.02
Diluted weighted average shares outstanding	168,585	154,825	160,017	159,026

Investor Relations Contact

Mark Zindler

mark.zindler@verramobility.com